Exhibit 99.1

Anat Ashkenazi to Join Google and Alphabet as Chief Financial Officer

MOUNTAIN VIEW, Calif (June 5, 2024) — Alphabet Inc. (NASDAQ: GOOG; GOOGL) today announced that Anat Ashkenazi, currently Executive Vice President and Chief Financial Officer at Eli Lilly and Company, will join its management team as Chief Financial Officer and Senior Vice President of Google and Alphabet, effective July 31, 2024.

The company had previously announced in July 2023 that Ruth Porat was commencing a new role as President & Chief Investment Officer of Alphabet and Google. She will continue as CFO until Anat starts, including through the company’s Q2 earnings.

Anat Ashkenazi is the Executive Vice President and Chief Financial Officer of Eli Lilly and Company, where she has worked for over twenty three years. Anat joined Eli Lilly in 2001 and has had a diverse career spanning financial, strategy and operations roles. Prior to her current position, Anat served in the role of Senior Vice President, Controller and Chief Financial Officer of Lilly Research Laboratories. She also held roles as the chief financial officer for a number of global divisions within Eli Lilly, including Oncology, Diabetes, Global Manufacturing & Quality and Research & Development. Anat holds an MBA from Tel Aviv University and a BA in economics and business administration from the Hebrew University.

Anat will be based in the Bay Area, reporting to Google and Alphabet CEO Sundar Pichai.

“We’re very pleased to have found such a strong CFO, with a track record of strategic focus on long-term investment to fuel innovation and growth,” said Sundar Pichai. “The AI era is giving us an incredible opportunity to innovate at scale across our core products, and to create entirely new products and experiences for our users and customers. I look forward to working with Anat as we invest responsibly to support our next wave of growth.”

“Google’s growth and evolution over the last 25 years has been an incredible story, helping billions of people and millions of businesses around the world. Today, the opportunity for impact is greater than ever, and I feel honored to be joining Sundar and his leadership team as they invest for the company’s future at such an exciting moment,” said Anat Ashkenazi.

About Alphabet Inc. Alphabet is a collection of companies, the largest of which is Google. Larry Page and Sergey Brin founded Google in September 1998 and the company is headquartered in Mountain View, Calif. Billions of people use its wide range of popular products and platforms each day, like Search, Ads, Chrome, Cloud, YouTube and Android.

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